Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Stillwater Mining Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-75404, 333-58251, 333-12455, and 333-12419) on Form S-3 and (Nos. 333-129953, 333-117927, 333-111989, 333-76314, 333-66364 and 333-70861) on Form S-8 of Stillwater Mining Company of our reports dated February 22, 2007 with respect to the balance sheets of Stillwater Mining Company as of December 31, 2006 and 2005, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Stillwater Mining Company.
Our reports refer to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as of January 1, 2005 and to a change in method of accounting for the amortization of capitalized mine development costs effective January 1, 2004.
/s/ KPMG LLP
Billings, Montana
February 22, 2007